Excelsior Funds, Inc. (the "Company")
File No. 811-4088
Semi-Annual Period Ended
September 30, 1999

Item 77:  Attachments


Exhibit Index

Sub-Item 77C:		Submission of matters to a vote of security
holders.
Sub-Item 77M:	Mergers
Sub-Item 77Q1(g):	Copies of any merger or consolidation
agreement.




Sub-Item 77C:	Submission of matters to a vote of security
holders.
Sub-Item 77M:	Mergers.

		a)	June 30, 1999 - Special meeting of shareholders

		b)	1.	The shareholders of the Company's Income and
Growth Fund voted to approve or disapprove the following Plan of Reorganization:

				The proposed plan of reorganization and the
transfer contemplated thereby, including the transfer of all of the assets and liabilities of the Company's Income and Growth Fund (the
"Transferor Fund") to the Company's Blended
Equity Fund (the "Surviving Fund"), the
amendment to the Company's Charter
reclassifying all shares of the Transferor
Fund as shares of the Surviving Fund, and accomplishment of the reclassification by the issuance of such shares of the Surviving Fund to shareholders of the Transferor Fund.

			2.	The results of the voting were as follows:

			FOR:		2,120,173	Votes
			AGAINST:	     85,323	Votes

Sub-Item 77Q1(g):	Copies of any merger or consolidation
agreement.

			Appendix A: Plan of Reorganization dated April 8, 1999 relating to the reorganization of the Income and Growth Fund of Excelsior Funds, Inc. into the
Blended equity Fund of Excelsior Funds, Inc.



APPENDIX A

PLAN OF REORGANIZATION


This PLAN OF REORGANIZATION (the "Plan") is dated as of the
8th day of April, 1999, and has been adopted by the Board of Directors of Excelsior Funds, Inc. (the "Company") to provide for the reorganization of its Income and Growth Fund (the "Transferor Fund") into its Blended Equity Fund (the "Surviving Fund").


A. BACKGROUND
	The Transferor Fund and the Surviving Fund (individually, a "Fund" and collectively, the "Funds") are separate investment portfolios of the Company. The Company is organized as a Maryland corporation and is an open-end management investment company registered with the Securities and Exchange Commission
(the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"). The Board of Directors of the Company has determined that it is in the best interests of the Transferor
Fund and its shareholders to be reorganized through the transfer of all of the Transferor Fund's assets and liabilities to the Surviving Fund upon the terms set forth in this Plan (the "Reorganization").


B. THE REORGANIZATION
1. Prior to the Effective Time of the Reorganization (as defined below in Section 6 of this Article B), the Company will execute and file Articles of Amendment to the Company's Charter with the Maryland State Department of Assessments and Taxation in substantially the form attached hereto as Annex I, which Articles of Amendment will, effective as of the Effective Time of the
Reorganization: (a) reclassify all of the Company's issued and outstanding shares of Class E Common Stock representing interests in the Transferor Fund as shares of equal aggregate value of the Company's Class C Common Stock representing interests in the Surviving Fund; and (b) reclassify all of the authorized and unissued Class E Common Stock of the Transferor Fund as authorized and unissued Class C Common Stock of the Surviving Fund.
2. At the Effective Time of the Reorganization, all property of every description, and all interests, rights, privileges and powers of the Transferor Fund, subject to all liabilities of the Transferor Fund, whether accrued, absolute, contingent or otherwise (such assets subject to such liabilities are herein referred to as the "Assets") will be transferred and conveyed by the Transferor Fund to the Surviving Fund and will be assumed by the Surviving Fund, such that at and after the Effective Time of the Reorganization, the Assets of the Transferor Fund will become and be the Assets of the Surviving Fund. In exchange for the transfer of the Assets of the Transferor Fund and in order to accomplish the reclassification of shares as described above in Section 1 of this Article B, the Surviving Fund will contemporaneously issue to shareholders of the Transferor Fund full and fractional shares of the Surviving Fund (as contemplated by Section 4 of this Article B) having an aggregate net asset value equal to the value of the Assets of the Transferor Fund. For purposes of effecting such exchange, the value of the Assets of the Transferor Fund and the net asset value of the shares of the Surviving Fund shall be determined as of 4:00 p.m., Eastern time, on July 8, 1999, or at such other time as may be determined by the Board of Directors or an authorized officer of the Company. Such values shall be computed in the manner set forth in the Funds' then current prospectus under the Securities Act of 1933, as amended. At and after the Effective Time of the Reorganization, all debts, liabilities, obligations and duties of the Transferor Fund will attach to the Surviving Fund as aforesaid and may thenceforth be enforced against the Surviving Fund to the same extent as if the same had been incurred by the Surviving Fund.
3. Prior to the Effective Time of the Reorganization, the Transferor Fund shall declare a dividend, with a record date and ex-dividend date prior to the Effective Time of the Reorganization, which, together with all previous dividends, shall have the effect of distributing to its shareholders all of the Transferor Fund's investment company taxable income, if any, for the taxable periods or years ended on or before March 31, 1999 and for the period from said date to and including the Effective Time of the Reorganization, and all of the Transferor Fund's net capital gain, if any, recognized in the taxable periods or years ended on or before March 31, 1999 and in the period from said date to and including the Effective Time of the Reorganization.
4. At the Effective Time of the Reorganization, the
Company will liquidate the Transferor Fund and issue full and fractional shares of the Surviving Fund to the Transferor Fund's shareholders, such that the shares of the Surviving Fund that are distributed to a shareholder of the Transferor Fund will have an aggregate net asset value equal to the aggregate net asset value of the shares of the Transferor Fund held by such shareholder immediately prior to the Effective Time of the Reorganization.
In addition, each shareholder of the Transferor Fund will have the right to receive any unpaid dividends or other distributions that were declared before the Effective Time of the Reorganization with respect to the shares of the Transferor Fund held by such shareholder immediately prior to the Effective Time of the Reorganization.
5. The stock transfer books of the Company with respect to the Transferor Fund will be permanently closed as of the close of business on the day immediately preceding the Effective Time of the Reorganization. Redemption requests received thereafter by the Company with respect to the Transferor Fund will be deemed to be redemption requests for shares of the Surviving Fund issued pursuant to this Plan. If any shares of the Transferor Fund are represented by a share certificate, the certificate must be surrendered to the Company's transfer agent for cancellation before the Surviving Fund shares issuable to the shareholder pursuant to this Plan will be redeemed.
6. The Effective Time of the Reorganization for purposes of this Plan shall be the opening of business on July 9, 1999, or at such other time as may be determined by the Board of Directors or an authorized officer of the Company.

C. ACTIONS BY SHAREHOLDERS OF THE TRANSFEROR FUND

	Prior to the Effective Time of the Reorganization and as a condition thereto, the Board of Directors of the Company will call, and the Company will hold, a meeting of the shareholders of the Transferor Fund to consider and vote upon:

1. Approval of this Plan and the transactions contemplated hereby.
2. Such other matters as may be determined by the Board of Directors of the Company.

D. CONDITIONS TO THE REORGANIZATION

	Consummation of this Plan will be subject to:

	1.	The approval of the matters referred to in Article C of
this Plan by the shareholders of the Transferor Fund in the manner required by law and otherwise deemed necessary or advisable by the Board of Directors of the Company; and

	2.	The following additional conditions:

		a.	The Company will have received an opinion of
Drinker Biddle & Reath LLP to the effect that:

	(i)    the shares of the Surviving Fund issued
pursuant to this Plan will, when issued in accordance with the provisions hereof, be legally issued, fully paid and non-assessable; and

	(ii) for federal income tax purposes: (A) the acquisition of the assets and assumption of the liabilities of the Transferor Fund by the Surviving Fund in return for shares of the Surviving Fund followed by the distribution of such shares to the shareholders of the Transferor Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) or
Section 368(a)(1)(D) of the Code and the Surviving Fund and the Transferor Fund will be "a party to the reorganization" within the meaning of Section 368(b) of the Code; (B) no gain or loss will be recognized by the Transferor Fund upon the transfer of its assets and liabilities to the Surviving Fund; (C) no gain or loss will be recognized by the Surviving Fund upon the receipt of the assets of the Transferor Fund in exchange for shares of the Surviving Fund and the assumption by the Surviving Fund of the liabilities of the Transferor Fund; (D) no gain or loss will be recognized by the shareholders of the Transferor Fund upon the receipt of the shares of the Surviving Fund in exchange for their shares of the Transferor Fund; (E) the tax basis of the shares of the Surviving Fund received by the shareholders of the Transferor Fund will be the same as the tax basis of the shares of the Transferor Fund exchanged therefor; (F) the tax basis of the assets of the Transferor Fund in the hands of the Surviving Fund will be the same as the tax basis of such assets in the hands of the Transferor Fund immediately prior to the transfer; (G) the holding period of the shares of the Surviving Fund received by the shareholders of the Transferor Fund will include the holding period of the shares of the Transferor Fund exchanged therefor, provided that at the time of the exchange the shares of the Transferor Fund were held as capital assets; and (H) the holding period of the Surviving Fund for the assets of the Transferor Fund transferred to it will include the period during which such assets were held by the Transferor Fund.

		b.	All necessary approvals, registrations and
exemptions required under federal and state laws will have been obtained.


E. MISCELLANEOUS

1. This Plan and the transactions contemplated hereby will be governed and construed in accordance with the laws of the State of Maryland.
2. This Plan and the transactions contemplated hereby may be abandoned at any time for any reason prior to the Effective Time of the Reorganization upon the vote of a majority of the Board of Directors of the Company.
3. At any time prior to or (to the fullest extent permitted by law) after approval of this Plan by the shareholders of the Transferor Fund, the Company may, upon authorization by the Board of Directors and with or without the approval of shareholders of the Transferor Fund, amend any of the provisions of this Plan.
4. Notwithstanding Section 2 of Article B, unamortized organizational expenses of the Transferor Fund shall not be transferred or assumed hereunder. The Company has been advised that such expenses will be paid to the Transferor Fund by one or more third parties and will be eliminated from the balance sheet of the Transferor Fund prior to the Effective Time of the Reorganization.
5. The expenses incurred in connection with the Reorganization will be borne by United States Trust Company of New York and U.S. Trust Company of Connecticut.
6. The Company, by consent of its Board of Directors, or an officer authorized by such Board of Directors, may waive any condition to the obligations of the Transferor Fund or the Surviving Fund hereunder if, in its or such officer's judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Transferor Fund or the shareholders of the Surviving Fund.

(..continued)



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